Exhibit (n) i. Consent of independent auditors’

INDEPENDENT AUDITORS’ CONSENT

To the Board of Directors of

C.M. Life Insurance Company

We consent to the use in this Post-Effective Amendment No. 8 to Registration Statement No. 333-88493 on Form N-6 of our report dated February 17, 2004 for the C.M. Life Variable Life Separate Account I – Survivorship Variable Universal Life II Segment, and of our report dated March 5, 2004 on C.M. Life Insurance Company (which report on C.M. Life Insurance Company expresses an unqualified opinion and includes explanatory paragraphs referring to the use of statutory accounting practices and the adoption, effective January 1, 2001, of certain statutory accounting practices as a result of the State of Connecticut Insurance Department’s adoption of the National Association of Insurance Commissioners’ Accounting Practices and Procedures Manual and to the adoption, effective January 1, 2003, of Statement of Statutory Accounting Principles No. 86, “Accounting for Derivative Instruments and Hedging, Income Generation, and Replication (Synthetic Asset) Transactions,” which practices differ from accounting principles generally accepted in the United States of America) appearing in the Statement of Additional Information, which is a part of such Registration Statement, and to the reference to us under the heading “Experts” in such Statement of Additional Information.

DELOITTE & TOUCHE LLP

Hartford, Connecticut

April 26, 2004